CARGO CONNECTION LOGISTICS HOLDING, INC.
                               600 BAYVIEW AVENUE
                             INWOOD, NEW YORK 11096
                                  (516)239-7000


Division of Corporate Finance
U.S. Securities & Exchange Commission
Mail Stop 7010
Washington, D.C.  20549

         RE:      Cargo Connection Logistics Holding, Inc.
                  Item 4.01 Form 8K
                  Filed June 22, 2005
                    File No. 0-28223

Dear Sir/Madam:

We are in receipt of your letter dated July 21, 2005 regarding the above referenced filing and per your request, this letter will confirm that:

      o The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

      o Staff comments or changes to the disclosure in response to staff comments for not foreclose the commission from taking any action with respect to the filing; and

      o The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities law of the Untied States.

Very truly yours,

CARGO CONNECTION LOGISTICS HOLDING, INC.

/s/ SCOTT GOODMAN
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CHIEF FINANCIAL OFFICER